Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2023, with respect to the consolidated financial statements of Atlas Sand Company, LLC included in the Registration Statement (Form S-4) and related Prospectus of New Atlas HoldCo Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Austin, Texas
August 1, 2023